FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
January 16, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Initial Test of Winna Gora Well

Salt Lake City, January 16, 2007 – FX Energy, Inc. (NASDAQ: FXEN) today reported that the Winna Gora well flowed gas during the clean-up phase in an initial test of the top eighteen meter section of the Rotliegendes sandstone target reservoir at a depth of 3,518-3,536 meters. Since the test tool was opened just this morning, flow calculations will not be made until later today and tomorrow. Following the completion of the initial test, drilling, testing and logging will continue to determine the net pay and other reservoir parameters. FX Energy owns 49% and the Polish Oil and Gas Company is the operator and owns 51%.

About FX Energy

FX Energy, Inc. holds a land position of 250,000 acres around its Wilga discovery and over 3.2 million acres in a known hydrocarbon region in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.